Exhibit 4.19

Non-Binding English Translation

of Hebrew Original

Appendix A

Orbotech Ltd.

Registration No. 520035213	Date: February 10, 2013

To:

Bank Hapoalim Ltd. (the “Bank”)

Ladies and Gentlemen,

Re: Irrevocable Letter of Undertaking

Whereas,	We, the undersigned, Orbotech Ltd. registration no. 520035213 (hereinafter—the “Company”), received and/or may receive from time to time from Bank Hapoalim Ltd. (hereinafter: the “Bank”) credit, documentary credit, various loans, overdraft facilities in a checking account, a current loan account or a different account, indemnification letters and any other guarantees for us and/or for third parties or for others at our request, and/or at the request of third parties, discounting of bills, extensions and various other banking reliefs and other various banking services (hereinafter, collectively and severally: the “Banking Services”), on terms agreed upon and/or as will be agreed upon from time to time in reference to any of the above referenced Banking Service(s);

Therefore, we hereby irrevocably declare, agree, testify, confirm and undertake towards the Bank, for as long as we owe any amounts to the Bank in consideration of the Banking Services, on terms agreed upon and/or as will be agreed upon from time to time with respect to any of the above referenced Banking Service(s), as follows:

As of the date of issuance of this letter, no charge and/or mortgage of any type or kind for the benefit of any third party except for the “Permitted Charges” (as such term is defined below) exist, in whole or in part, over all or any of our assets and/or property and/or other rights of any type and kind (including any asset and right of ours, including real-estate, personal property and rights of any kind, whether in possession or in action, in law or in equity, and including our unissued share capital as well as our goodwill) (hereinafter—the “Company’s Assets”), so that the Company’s Assets are completely free and clear of all charges, mortgages, attachments (except provisional attachments) and of rights of any parties and/or entities, except for the Permitted Charges (hereinafter in reference to Company’s Assets—“Free and Clear”), nor have we undertaken to create any mortgage and/or charge of any type and kind except for the Permitted Charges.

1.	That as long as we owe the Bank any amount in consideration of the Banking Services, all pursuant to the records of the Bank as in effect from time to time and at all times:

1.1	The Company’s Assets will always be Free and Clear.

1.2	Other than the Permitted Charges, we will not create, without the Bank’s prior written consent, any charge and/or mortgage of any kind or type over the Company’s Assets, in whole or in part, for the benefit of a third party, which now belong to us and/or that will belong to us at any time.

1.3	Other than the Permitted Charges, we will not carry out any transaction and/or action in the Company’s Assets and we will not vest others with any rights in the Company’s Assets, and among other things, we will not assign and/or sell and/or lease and/or rent and/or deliver and/or transfer in any way the Company’s Assets, in whole or in part, to another or others (including to our subsidiaries (as “subsidiaries” are defined in the Securities Law, 1968) and/or to related companies (as “related companies” are defined in the Securities Law, 1968)) nor will we transfer them from one place to another, without your prior written consent, other than in the ordinary course of business of the Company.

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2.	The “Permitted Charges” are:

2.1	Any fixed charge and/or mortgage on the fixed assets of the Company for the benefit of a third party (including leasing companies) which provided and/or will provide credit (full or partial) directly or by way of leasing for the purchase of such fixed assets, and the aforesaid charge and/or mortgage will be utilized by the recipient thereof as a security for the debts and obligations of the Company with respect to such credit (‘Shaslan’).

2.2	Any delivery, endorsement and/or assignment, from time to time, of documents in connection with export or import of goods (hereinafter—the “Documents”) to any bank, financial institution or a third party which will grant credit (full or partial) directly for the financing of such export or import, and the aforementioned Documents will be utilized by the recipient thereof as a security for the debts and obligations of the Company with respect to such credit and the right of such recipient to realize therefrom the debts and obligations of the Company with respect to such credit will have priority over the other creditors of the Company.

3.	For avoidance of doubt, it is hereby clarified that the sale and/or assignment and/or discount of accounts receivables and/or letters of credit and/or bills and/or other negotiable instruments do not constitute a charge or a mortgage of any kind over the Company’s Assets for purposes of this letter and they will not be deemed as an assignment, sale or transfer of the Company’s Assets in any other way, provided that they are carried out on reasonable commercial terms and at fair value.

4.	It is further clarified that the right of setoff, possession and/or lien of Israeli and/or foreign banks over monies, rights, securities or assets that stand to the credit of any account or which are deposited or which will be deposited in any account of the Company with such banks will not constitute a charge or a mortgage of any kind over the Company’s Assets for purposes of this letter.

5.	In addition, any delivery, endorsement and/or assignment from time to time of bills of customers (such as—promissory notes, bills of exchange and checks) and other negotiable instruments to any third party providing credit, loans and other financial services, so that the bills and other instruments will serve such recipient as security for the debts and obligations of the Company towards him with respect to such credit, and the right of such recipient to realize therefrom the debts and obligations of the Company with respect to such credit will have priority over the other creditors of the Company, will not constitute a charge or a mortgage over the Company’s Assets for the purposes of this letter.

6.	We hereby undertake to insure, at all times, with insurance companies, and on customary terms, all of our assets and property which can be and are customarily insured at their full value against customary risks, and to pay the insurance premium in a timely manner, and to deliver to the Bank, at its request, copies of the insurance policies and copies of the receipts for payment of the insurance premium from time to time.

7.	The Company declares and undertakes towards the Bank that it has duly adopted all resolutions and received all approvals required by law and pursuant to its incorporation documents for entering into this letter, and further that it does not require the consent or approval of any third party to enter into this letter and to perform all its obligations as detailed herein, that no prohibition and/or restraint and/or limitation whatsoever, whether under law or agreement, exist for its signing this letter, and its execution thereof does not constitute a breach of and/or does not derogate from any right of a third party, including under law and/or agreement and/or any other obligation towards a third party.

8.	In the event of a breach and/or default of all and/or part of our obligations that are set forth and stipulated in this letter, the Bank will be entitled, by prior written notice, to promptly demand repayment for amounts provided and/or that will be provided to us in the framework of the Banking Services, or any part thereof, including principal amounts of a Banking Service, the interest, the additional interest, interest for arrears, interest at maximal rate, commissions, expenses and other payments of any type and kind, which the Company owes and/or will owe the Bank in connection with any of the Banking Services, or any part thereof, on terms agreed upon and/or as will be agreed upon from time to time with respect any to Banking Services as aforesaid and to take all legal measures it deems appropriate, for collection thereof, with all implications as a result thereof.

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9.	Waiver by the Bank of any prior breach or default of one or more of our obligations towards the Bank that are provided in this letter, will not be considered a justification or an excuse for an additional breach or default of an obligation as aforesaid, and the Bank refraining from utilizing any right, given to it under to this letter or law, will not be considered a waiver of such right.

10.	The preamble of this Letter of Undertaking constitutes an integral part hereof and one of the terms and conditions herein.

11.	That set forth in this letter will not be construed as obligating the Bank to provide us and/or third parties with the Banking Services or any part thereof.

12.	This letter replaces and substitutes the Letter of Undertaking not to Create Charges dated April 14, 1997 which was signed by us for the benefit of the Bank.

13.	Notwithstanding that set forth in the preamble of this Letter of Undertaking, in the event we create and register for the benefit of the Bank a floating charge over all of our assets, monies, property and rights of any kind whatsoever with no exceptions, which we have and will have in the future at any time and in any way and manner, a fixed charge on our share capital which has not yet been called up and/or that has been called up but has not yet been paid, on our goodwill, our rights for exemption and/or relief and/or discount in any taxes under law and on all securities, documents and bills held by the Bank (hereinafter, collectively: the “Floating Charge”), pursuant to a debenture in form and on terms acceptable in the Bank and to the Bank’s full satisfaction, and within such framework we deliver to the Bank all consents and approvals necessary in connection with the creation of the Floating Charge and the validity thereof, then it is agreed that we will be entitled to notify the Bank, in writing, after registration of the aforesaid Floating Charge, of the cancellation of our obligations pursuant to this Letter of Undertaking.

14.	We hereby undertake, that in the event that we sign for the benefit of any third party an undertaking not to create charges on additional terms and/or on terms that are preferential to those contained in our undertaking towards the Bank, we undertake to promptly notify same to the Bank, and, at the request of the Bank, we will agree to amend this letter in such manner that its terms will also include the additional terms and/or the preferential terms as aforesaid.

15.	In addition, in the event that, at our request, the Bank will notify us in writing (within 7 days of receipt of our request, as aforesaid) that the entire amounts which were provided to us in the framework of the Banking Services have been fully and completely repaid and that no credit facility of any kind exists to our benefit in the Bank, we will be entitled to cancel this Letter of Undertaking by written notice to the Bank.

In witness whereof, we have signed this letter:

/s/
Orbotech Ltd. registration no. 520035213

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To:

Bank Hapoalim Ltd.	Date: February 10, 2013

Re: Confirmation of Resolution and Authorization

I, the undersigned, Adv. Alon J. Fiul, acting as legal counsel of Orbotech Ltd. (hereinafter—the Company), hereby confirm that in a written resolution of the Board of Directors of the Company from February 6, 2013, which was duly adopted in accordance with the Articles of Association of the Company, it was resolved as follows:

1.	To undertake towards Bank Hapoalim Ltd. (hereinafter—the “Bank”), and to sign for its benefit on the above Letter of Undertaking.

2.	To empower any two of: Mr. Yochai Richter—I.D. 1652494, Mr. Asher Levy—I.D. 055640791, Mr. Amichai Steimberg—I.D. 057430308 and Mr. Doron Abramovich—I.D. 023762784, together, to sign on behalf of the Company on the above Letter of Undertaking, and on any document and/or form necessary from time to time in connection with the above Letter of Undertaking and its terms and to agree with the Bank, from time to time, at their discretion, on terms of any type and kind in connection with the aforementioned resolutions.

In addition, I hereby confirm that the above resolutions have been duly adopted, in accordance with the incorporation documents of the Company that are in effect as of the date hereof and by those authorized to sign on behalf of the Company, that they bind the Company for all intents and purposes, and that in accordance with such resolutions, the Company has signed the above referenced letter by the authorized individuals listed in Section 2 above, and that such signatures bind the Company for all intents and purposes.

February 10, 2013	/s/
Date	Alon J. Fiul, Adv. L.N. 38893 Signature and Stamp

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